Exhibit 99.36

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

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BRF S.A.

Publicly-Held Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JULY 14, 2025

1. DATE, TIME AND PLACE: Held on July 14, 2025, at 5:00 p.m., via videoconference, considered to have been held at the office of BRF S.A. ("BRF" or "Company"), located at Avenida das Nações Unidas, nº 14.401, 25th floor, Chácara Santo Antônio, CEP 04794-000, City of São Paulo, State of São Paulo.

2. CONVENING AND ATTENDANCE: Summons waived due to the presence of all the members of the Board of Directors, namely, Mr. Marcos Antonio Molina dos Santos, Ms. Marcia Aparecida Pascoal Marçal dos Santos, Mr. Sergio Agapito Lires Rial, Mr. Marcos Fernando Marçal dos Santos, Ms. Flávia Maria Bittencourt, Mr. Augusto Marques da Cruz Filho, Mr. Eduardo Augusto Rocha Pocetti, Mr. Pedro de Camargo Neto and Mr. Márcio Hamilton Ferreira.

3. CHAIR AND SECRETARY: Chair: Mr. Marcos Antonio Molina dos Santos. Secretary: Mr. Heraldo Geres.

4. AGENDA: (i) authorize the new convening of the Company’s Extraordinary General Meeting (“EGM”), which had originally been called for June 18, 2025, and was subsequently postponed to July 14, 2025, in view of the decision issued by the Board of the Brazilian Securities and Exchange Commission – CVM on July 11, 2025, which granted new requests to postpone the EGM for a period of 21 (twenty-one) days from the provision of certain information requested by the CVM; and (ii) authorize the Company’s board of directors to take all measures and perform all acts necessary to carry out and implement the above matter.

5. RESOLUTIONS: The members of the Company's Board of Directors, by unanimous vote and without any reservations, reservations, or restrictions, approved the preparation of these minutes in summary form and resolved as follows:

(i)	authorized the new convening of the EGM, which had originally been called for June 18, 2025, and was subsequently postponed to July 14, 2025, at 9:00 a.m., in view of the decision issued by the CVM Board, which granted new requests to postpone the EGM for a period of 21 (twenty-one) days from the provision of certain information requested by the CVM, so that the EGM will be held on August 5, 2025, at 11:00 a.m. (10:00 a.m. EST), exclusively online; and

(ii)	authorize the Company's board of directors to take all necessary measures and perform all acts necessary to carry out and implement the matter now approved, as well as to ratify all acts already performed in connection with such purposes.

6. DOCUMENTS FILED WITH THE COMPANY: Documents related to the items on the Agenda that support the resolutions taken by the members of the Board of Directors and/or the information provided during the meeting are filed at the Company's headquarters.

7. CLOSURE: There being no further business to discuss, the meeting was adjourned, and these minutes were drawn up in the form of a summary, by means of electronic processing, which, after being read and approved, was signed by all the Board Members present.

I certify that the text above is a true copy of the minutes recorded in the Minutes Book of Ordinary and Extraordinary Meetings of the Company's Board of Directors.

São Paulo, July 14, 2025.

/s/ Heraldo Geres
Heraldo Geres Secretary